EXHIBIT 99.1

Citizens Holding Company Announces Cash Dividend

PHILADELPHIA, Miss.—(BUSINESS WIRE)—November 28, 2011—Citizens Holding Company (NASDAQ: CIZN—news) announced today that its Board of Directors declared a cash dividend of $0.22 per share payable December 30, 2011, to shareholders of record as of December 15, 2011.

“Today I am announcing our fourth quarter 2011 dividend of $0.22 per share”, said Greg L. McKee, President and Chief Executive Officer. “This brings our total dividends for 2011 to $0.88, an increase of 3.5% over the dividends paid in 2010.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has twenty-two full service banking locations in eleven counties in East Central and South Mississippi in addition to a Loan Production Office in Biloxi, Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online and mobile banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com